Exhibit 99.1

FULL HOUSE RESORTS PROVIDES UPDATE
ON PROPOSED TERRE HAUTE LEGISLATION

LAS VEGAS - February 17, 2017 - On December 21, 2016, Indiana State Senator Jon Ford announced that he would introduce a bill into the state legislature that would permit Full House Resorts (NASDAQ: FLL) to relocate some of its permitted but underutilized gaming capacity from Rising Sun to Terre Haute. Full House indicated that, if the proposed legislation passed, it would build an entertainment venue estimated to cost between $100 million and $150 million. This entertainment venue would result in an incremental 1,250 jobs in the Terre Haute area. The proposal was backed by Mayor Duke Bennett, Terre Haute City Council, Vigo County Commissioners, Vigo County Council, the Terre Haute Chamber of Commerce, and many other civic and community organizations.

Yesterday, the Public Policy Committee of the Indiana State Senate voted 5-5 regarding the bill. Because the bill did not receive a majority, it failed to advance within the Senate.

“We are disappointed in yesterday’s committee vote,” stated Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. “Some 23 years ago, Indiana legalized a specific number of casinos along its borders, at a time when there were few casinos in Illinois and none in Ohio. Today, the state’s gaming capacity is largely located in areas that do not maximize the state’s jobs and tax revenues. Senator Ford’s bill was a win-win proposal, where we would continue to operate and improve our Rising Sun casino, while making a large investment in a new location that would generate incremental jobs and tax revenues, and attract significant visitation from out-of-state. By relocating existing permitted capacity, we can create jobs and incremental tax revenues without an expansion of the state’s permitted gaming capacity. Despite yesterday’s disappointing committee vote, we intend to continue to pursue the Terre Haute proposal, as well as other opportunities that will benefit both Full House and the State of Indiana.”

Separately, Full House indicated that it plans to break ground on a 56-space RV park on February 28, 2017 at the Rising Star Casino Resort in Rising Sun, demonstrating its continuing commitment to that community. The RV park is expected to open in May 2017. The Recreation Vehicle Industry Association estimates that more than 60% of recreation vehicles are made in Indiana. Despite this, Rising Star’s RV park will be the first RV park at a casino in the region.

Forward-looking Statements
This press release contains statements that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release related to the Company's pursuit of the Terre Haute proposal and other opportunities in Indiana. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

About Full House Resorts, Inc.
Full House Resorts owns, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy's Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.